Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors Beneficial Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Beneficial Bancorp, Inc. for the Beneficial Mutual Bancorp, Inc. 2008 Equity Incentive Plan of our report dated March 10, 2014, with respect to the consolidated statements of financial condition of Beneficial Mutual Bancorp, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years then ended, which report appears in the Beneficial Bancorp, Inc. 424(b)(3) prospectus dated October 31, 2014.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 29, 2015